The Prudential Series Fund
For the period ended 12/30/09
File number 811-03623


SUB-ITEM 77-0

Transactions Effected Pursuant to Rule 10f-3


I.   Name of Fund:  The Prudential Series Fund - SP Small Cap Value Portfolio
		 (Goldman sleeve)

1.   Name of Issuer:  Great Plains Energy Inc

2.   Date of Purchase:  May 12, 2009

3.   Number of Securities Purchased:  5,000,000

4.   Dollar Amount of Purchase:  $250,000,000

5.   Price Per Unit:  $50.00

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom purchased:  Goldman Sachs & Co.

7.   Other Members of the Underwriting Syndicate
Goldman Sachs & Co, JP Morgan Securities, Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., ABN AMRO Incorporated, BNY Mellon Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., Samuel A. Ramirez & Co., Inc.